Exhibit 10.1

LANDBRIDGE COMPANY LLC

LONG TERM INCENTIVE PLAN

Restricted Share Unit Grant Notice

Pursuant to the terms and conditions of the LandBridge Company LLC Long Term Incentive Plan effective as of June 16, 2024 (the “Plan”), LandBridge Company LLC, a Delaware limited liability company (“LandBridge”), hereby grants to the individual listed below (“you” or “Participant”) the number of Restricted Share Units (the “RSUs”) set forth below. This award of RSUs (this “Award”) is subject to the terms and conditions set forth herein and in the Restricted Share Unit Agreement attached hereto as Exhibit A (the “Agreement”) and the Plan, each of which is incorporated herein by reference. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement, as applicable.

Participant:

Effective Date:

Total Number of Restricted Share Units:

Vesting Schedule:	Subject to Section 3 of the Agreement, the Plan and the other terms and conditions set forth herein, the RSUs shall vest and become exercisable in three equal installments starting on the [first anniversary] of the Effective Date listed above, so long as you remain continuously employed by or providing services to LandBridge or an Affiliate, as applicable, from the Effective Date through each such vesting date (unless accelerated in accordance with the terms of the Agreement). Upon vesting, Shares will be issued with respect to the RSUs as set forth in Section 5 of the Agreement (which Shares when issued will be transferable and nonforfeitable).

By your signature below, you agree to be bound by the terms and conditions of the Plan, the Agreement and this Restricted Share Unit Grant Notice (this “Grant Notice”). You acknowledge that you have reviewed the Agreement, the Plan and this Grant Notice in their entirety and fully understand all provisions of the Agreement, the Plan and this Grant Notice. You hereby agree to accept as binding, conclusive and final all decisions or interpretations of the Committee regarding any questions or determinations that arise under the Agreement, the Plan or this Grant Notice. This Grant Notice may be executed in one or more counterparts (including portable document format (.pdf) counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, LandBridge has caused this Grant Notice to be executed by an officer thereunto duly authorized, and Participant has executed this Grant Notice, effective for all purposes as provided above.

LANDBRIDGE COMPANY LLC

By:
Name: [●]
Title: [●]

PARTICIPANT

Name: [●]

SIGNATURE PAGE TO

RESTRICTED SHARE UNIT GRANT NOTICE

EXHIBIT A

RESTRICTED SHARE UNIT AGREEMENT

This Restricted Share Unit Agreement (together with the Grant Notice to which this Agreement is attached, this “Agreement”) is made as of the Effective Date set forth in the Grant Notice to which this Agreement is attached by and between LandBridge Company LLC, a Delaware limited liability company (“LandBridge”), and [●] ( “Participant”). Capitalized terms used but not specifically defined herein shall have the meanings specified in the Plan or the Grant Notice, as applicable.

1. Definitions. For purposes of this Agreement, the following terms shall have the meanings specified below.

(a) “Cause” means “cause” (or a term of like import) as defined in Participant’s employment, consulting, incentive unit award or severance agreement with LandBridge or an Affiliate in effect at the time of Participant’s termination of employment or, in the absence of such an agreement or definition, shall mean: (i) Participant’s conviction of a felony or other crime involving moral turpitude or such Participant’s commission of any other act or omission involving misappropriation, fraud or breach of fiduciary duty, (ii) Participant’s willful misconduct with respect to LandBridge or any of its Affiliates or in the performance of Participant’s duties hereunder or under any other agreement, (iii) Participant’s gross negligence with respect to LandBridge or any of its Affiliates or in the performance of Participant’s duties hereunder or under any other agreement which negligence is either (A) (1) material in nature and (2) repeated or continuing or (B) has a material effect on LandBridge or any of its Affiliates, provided that, solely to the extent such acts are capable of being cured, Participant shall have fifteen (15) days from the delivery of written notice by LandBridge or its applicable Affiliate within which to cure any acts constituting Cause under this clause (iii), or (iv) Participant (directly or indirectly through Participant’s owned and controlled entities) materially breaches any material operating or governing agreement of LandBridge or any of its Affiliates to which Participant or the applicable entity is a party.

(b) “Disability” means with respect to any Participant, a condition such that Participant by reason of physical or mental disability becomes unable to perform his or her normal duties for more than 90 days in the aggregate (excluding infrequent or temporary absence due to ordinary transitory illness) during any consecutive 180-day period and such physical or mental incapacity is confirmed by a competent physician selected by LandBridge or any of its Affiliates.

(c) “Good Reason” means “good reason” (or a term of like import) as defined in Participant’s employment, consulting or severance agreement with LandBridge or an Affiliate in effect at the time of Participant’s termination of employment or, in the absence of such an agreement or definition, shall mean the occurrence of any of the following without Participant’s consent: (i) a material adverse change in Participant’s position, duties or responsibilities (including reporting responsibilities) other than for performance reasons; (ii) a material reduction in Participant’s base salary other than for performance reasons; or (iii) any relocation of Participant’s principal place of employment by more than 50 miles from the location of Participant’s principal place of employment as of the Effective Date. LandBridge and Participant agree that “Good Reason” shall not exist unless and until Participant provides LandBridge with written notice of the acts alleged to constitute Good Reason within 60 days of Participant’s knowledge of the occurrence of such event, and LandBridge or its Affiliate fails to cure such acts within 30 days of receipt of such notice, if curable. Participant must terminate employment within 30 days following the expiration of such cure period for the termination to be on account of Good Reason or Participant will be deemed to waive his or her right to resign for Good Reason.

Exhibit A-1

(d) “Qualifying Termination” means a termination of Participant’s employment with LandBridge or an Affiliate by LandBridge or an Affiliate: (i) without Cause or (ii) by Participant for Good Reason.

2. Award. In consideration of Participant’s past or continued employment or service relationship with LandBridge or its Affiliates and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the Effective Date, LandBridge hereby grants to Participant the number of RSUs set forth in the Grant Notice on the terms and conditions set forth in the Grant Notice, this Agreement and the Plan, which is incorporated herein by reference as a part of this Agreement. In the event of any inconsistency between the Plan and this Agreement, the terms of the Plan shall control. To the extent vested, each RSU represents the right to receive one Share, subject to the terms and conditions set forth in the Grant Notice, this Agreement and the Plan. Unless and until the RSUs have become vested in the manner set forth in the Grant Notice, Participant will have no right to receive any Shares or other payments in respect of the RSUs. Prior to settlement of this Award, the RSUs and this Award represent an unsecured obligation of LandBridge, payable only from the general assets of LandBridge.

3. Vesting of RSUs.

(a) Except as otherwise set forth in Section 3(b), 3(c) or 3(d), the RSUs shall vest in accordance with the vesting schedule set forth in the Grant Notice. Upon a termination of Participant’s employment or service relationship with LandBridge or an Affiliate prior to the vesting of all of the RSUs (but after giving effect to any accelerated vesting pursuant to Section 3(b), 3(c) or 3(d)), any unvested RSUs (and all rights arising from such RSUs and from being a holder thereof) will terminate automatically without any further action by LandBridge and will be forfeited without further notice and at no cost to LandBridge.

(b) Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, the RSUs shall immediately become fully vested upon a termination of Participant’s employment or service relationship with LandBridge or an Affiliate due to (i) a Qualifying Termination or (ii) a Change in Control.

(c) Notwithstanding anything in the Grant Notice, this Agreement or the Plan to the contrary, if Participant’s employment or service relationship with LandBridge or an Affiliate is terminated as a result of Participant’s death or Disability, then upon such termination, the greater of (i) all unvested RSUs that would have vested within the next year following the termination of Participant’s employment or service relationship, or (ii) the minimum number of unvested RSUs that, if vested, would cause 50% of the total number of RSUs set forth in the Grant Notice to become vested, shall immediately become fully vested.

(d) Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 3 and any employment agreement entered into by and between you and LandBridge or its Affiliates, the terms of this Agreement shall control.

4. Dividend Equivalent Rights (“DERs”). In the event LandBridge declares and pays a dividend in respect of its Shares and, on the record date for such dividend, Participant holds RSUs granted pursuant to this Agreement that have not been settled in accordance with Section 5 hereof (or forfeited) and Participant remains continuously employed by or providing services to LandBridge or an Affiliate from the Effective Date until such record date, within 60 days following payment of such cash dividend to shareholders generally, the Company shall pay to Participant an amount equal to the cash dividends Participant would have received if Participant was the holder of record, as of such record date, of the number of Shares related to the portion of the RSUs that have not been settled or forfeited as of such record date.

5. Settlement of RSUs. As soon as administratively practicable following the vesting of RSUs pursuant to Section 3, but in no event later than sixty (60) days after such vesting date, LandBridge shall deliver to Participant a number of Shares equal to the number of such newly-vested RSUs subject to this Award as of such vesting date. All Shares issued hereunder shall be delivered either by delivering one or more certificates for such shares to Participant or by entering such shares in book-entry form, as determined by the Committee in its sole discretion. The value of Shares shall not bear any interest owing to the passage of time. Neither this Section 5 nor any action taken pursuant to or in accordance with this Agreement shall be construed to create a trust or a funded or secured obligation of any kind.

6. Tax Withholding. To the extent that the receipt, vesting or settlement of this Award results in compensation income or wages to Participant for federal, state, local or foreign tax purposes, then (a) for any Participant that is subject to Section 16(b) of the Exchange Act, with respect to any portion of the Award that is required to be settled in the form of Shares pursuant to Section 5 above, LandBridge shall withhold from the Shares to be issued the number of Shares necessary to satisfy the applicable tax obligation for that portion of the Award (including DERs), unless the Committee takes action to provide for a different withholding method prior to the date of the event giving rise to the tax withholding obligation, and (b) for any Participant that is not subject to Section 16(b) of the Exchange Act, Participant shall make arrangements satisfactory to LandBridge for the satisfaction of obligations for the payment of withholding taxes and other tax obligations relating to this Award, which arrangements include the delivery of cash or cash equivalents, Shares (including previously owned Shares, net settlement, a broker-assisted sale, or other cashless withholding or reduction of the amount of cash or Shares otherwise issuable or delivered pursuant to this Award), other property, or any other legal consideration the Committee deems appropriate. If such tax obligations are satisfied through the withholding of Shares that are otherwise issuable to Participant pursuant to this Award (or through the surrender of previously owned Shares by Participant to LandBridge), the maximum number of Shares that may be so withheld (or surrendered) shall be the number of Shares that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities, determined based on the greatest withholding rates for federal, state, local and foreign tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment for LandBridge with respect to this Award, as determined by the Committee. For the avoidance of doubt, to the extent any cash payments are made to Participant under this Agreement, taxes related thereto will be withheld from such payments. Participant acknowledges that there may be adverse tax consequences upon the receipt, vesting or settlement of this Award or disposition of the underlying Shares and Participant has been advised, and hereby is advised, to consult a tax advisor. Participant acknowledges and agrees that none of the Board, the Committee, LandBridge or any Affiliate have made any representation or warranty as to the tax consequences to Participant as a result of the receipt of the RSUs, the earning of the RSUs or the forfeiture of any of the RSUs (or any associated DERs). Participant represents that Participant is in no manner relying on the Board, the Committee, LandBridge or an Affiliate or any of their respective members, managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences.

7. Employment Relationship. For purposes of this Agreement Participant shall be considered to be employed by LandBridge or an Affiliate as long as: (i) Participant remains an employee of LandBridge or an Affiliate; (ii) Participant remains a consultant to either LandBridge or an Affiliate; or (iii) Participant remains a member of the Board. Without limiting the scope of the preceding sentence, a termination of the Participant’s employment or service relationship will be deemed to occur at any time that the Participant incurs a “separation from service” pursuant to the Nonqualified Deferred Compensation Rules.

8. Non-Transferability. During the lifetime of Participant, the RSUs (and DERs) may not be sold, pledged, assigned or transferred in any manner other than by will or the laws of descent and distribution, unless and until the Shares underlying the RSUs (and DERs) have been issued, and all restrictions applicable to such shares have lapsed. Neither the RSUs (and DERs) nor any interest or right therein shall be liable for the debts, contracts or engagements of Participant or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means, whether such disposition be voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

9. Compliance with Applicable Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of Shares hereunder, if any, will be subject to compliance with all applicable requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Shares may then be listed. No Shares will be issued hereunder if such issuance would constitute a violation of any applicable law or regulation or the requirements of any stock exchange or market system upon which the Shares may then be listed. In addition, Shares will not be issued hereunder unless (a) a registration statement under the Securities Act is in effect at the time of such issuance with respect to the shares to be issued; or (b) in the opinion of legal counsel to LandBridge, the shares to be issued are permitted to be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of LandBridge to obtain from any regulatory body having jurisdiction the authority, if any, deemed by LandBridge’s legal counsel to be necessary for the lawful issuance and sale of any Shares hereunder will relieve LandBridge of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance of Shares hereunder, LandBridge may require Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by LandBridge.

10. Legends. If a share certificate is issued with respect to any Shares delivered hereunder, such certificate shall bear such legend or legends as the Committee deems appropriate in order to reflect the restrictions set forth in this Agreement and to ensure compliance with the terms and provisions of this Agreement, the rules, regulations and other requirements of the SEC, any applicable laws or the requirements of any stock exchange on which the Shares are then listed. If the Shares issued hereunder are held in book-entry form, then such entry will reflect that the shares are subject to the restrictions set forth in this Agreement.

11. Rights as a Shareholder. Neither Participant nor any person claiming under or through Participant shall have rights as a shareholder of LandBridge (including voting rights) with respect to any Shares that may become deliverable hereunder unless and until Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends in cash or other property, distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan or this Agreement.

12. Execution of Receipts and Releases. Any payments of cash or any issuance or transfer of Shares or other property to Participant or Participant’s legal representative, heir, legatee or distributee, in accordance with this Agreement shall be in full satisfaction of all claims of such person hereunder. As a condition precedent to such payment or issuance, LandBridge may require Participant or Participant’s legal representative, heir, legatee or distributee to execute (and not revoke within any time provided to do so) a release and receipt therefor in such form as it shall determine appropriate; provided that any review period under such release will not modify the date of settlement with respect to vested RSUs.

13. No Right to Continued Employment or Awards.

(a) Nothing in the adoption of the Plan, nor the award of the RSUs thereunder pursuant to the Grant Notice and this Agreement, shall confer upon Participant the right to continued employment by LandBridge or any Affiliate, or any other entity, or affect in any way the right of LandBridge or any such Affiliate, or any other entity to terminate such employment at any time. Unless otherwise provided in a written employment agreement or by applicable law, Participant’s employment by LandBridge, or any such Affiliate, or any other entity, shall be on an at-will basis, and the employment relationship may be terminated at any time by either Participant or LandBridge, or any such Affiliate or any other entity for any reason whatsoever, with or without cause or notice. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, shall be determined by the Committee or its delegate, and such determination shall be final, conclusive and binding for all purposes.

(b) The grant of the RSUs is a one-time benefit and does not create any contractual or other right to receive a grant of Awards or benefits in lieu of Awards in the future. Any future Awards will be granted at the sole discretion of LandBridge.

14. Notices. All notices and other communications under this Agreement shall be in writing and shall be delivered to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to LandBridge, unless otherwise designated by LandBridge in a written notice to Participant (or other holder):

LandBridge Company LLC

Attn: General Counsel

5555 San Felipe Street, Suite 1200

Houston, Texas 77056

If to the Participant, at Participant’s last known address on file with LandBridge.

Any notice that is delivered personally or by overnight courier in the manner provided herein shall be deemed to have been duly given to Participant when it is mailed by LandBridge or, if such notice is not mailed to Participant, upon receipt by Participant. Any notice that is addressed and mailed in the manner herein provided shall be conclusively presumed to have been given to the party to whom it is addressed at the close of business, local time of the recipient, on the fourth day after the day it is so placed in the mail.

15. Consent to Electronic Delivery; Electronic Signature. In lieu of receiving documents in paper format, Participant agrees, to the fullest extent permitted by law, to accept electronic delivery of any documents that LandBridge may be required to deliver (including prospectuses, prospectus supplements, grant or award notifications and agreements, account statements, annual and quarterly reports and all other forms of communications) in connection with this and any other Award made or offered by LandBridge. Electronic delivery may be via a LandBridge electronic mail system or by reference to a location on a LandBridge intranet to which Participant has access. Participant hereby consents to any and all procedures LandBridge has established or may establish for an electronic signature system for delivery and acceptance of any such documents that LandBridge may be required to deliver, and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature.

16. Agreement to Furnish Information. Participant agrees to furnish to LandBridge all information requested by LandBridge to enable it to comply with any reporting or other requirement imposed upon LandBridge by or under any applicable statute or regulation.

17. Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subject matter hereof, and contains all the covenants, promises, representations, warranties and agreements between the parties with respect to the RSUs granted hereby; provided that the terms of this Agreement shall not modify and shall be subject to the terms and conditions of any employment, consulting or severance agreement between LandBridge (or an Affiliate or other entity) and Participant in effect as of the date a determination is to be made under this Agreement. Without limiting the scope of the preceding sentence, except as provided therein, all prior understandings and agreements, if any, among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. The Committee may, in its sole discretion, amend this Agreement from time to time in any manner that is not inconsistent with the Plan; provided that except as otherwise provided in the Plan or this Agreement, any such amendment that materially reduces the rights of Participant shall be effective only if it is in writing and signed by both Participant and an authorized officer of LandBridge.

18. Severability and Waiver. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of such provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect. Waiver by any party of any breach of this Agreement or failure to exercise any right hereunder shall not be deemed to be a waiver of any other breach or right. The failure of any party to take action by reason of such breach or to exercise any such right shall not deprive the party of the right to take action at any time while or after such breach or condition giving rise to such rights continues.

19. Clawback. Notwithstanding any other provisions in the Plan or this Agreement to the contrary, any Award granted hereunder and any other agreement or arrangement with LandBridge which is subject to recovery under any law, government regulation or applicable stock exchange listing are subject to any written clawback policies that LandBridge may adopt either prior to or following the Effective Date, whether required pursuant to or related to any applicable law, government regulation or stock exchange listing. Any such clawback policy may subject a Participant’s Award and amounts received with respect to Awards to reduction, cancelation, forfeiture or recoupment if certain specified events occur, including an accounting restatement, or other events or wrongful conduct specified in any such clawback policy. The Committee will make any determination for reduction, cancelation, forfeiture or recoupment in its sole discretion and in accordance with any applicable law or regulation.

20. Insider Trading Policy. The terms of LandBridge’s insider trading policy with respect to Shares are incorporated herein by reference.

21. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Texas applicable to contracts made and to be performed therein, exclusive of the conflict of laws provisions of Texas law.

22. Consent to Jurisdiction and Venue. Participant hereby consents and agrees that state and federal courts located in Montgomery County, Texas each shall have personal jurisdiction and proper venue with respect to any dispute between Participant and LandBridge arising in connection with the RSUs or this Agreement. In any dispute with LandBridge, you will not raise, and you hereby expressly waive, any objection or defense to such jurisdiction as an inconvenient forum.

23. Successors and Assigns. LandBridge may assign any of its rights under this Agreement without Participant’s consent. This Agreement will be binding upon and inure to the benefit of the successors and assigns of LandBridge. Subject to the restrictions on transfer set forth herein and in the Plan, this Agreement will be binding upon Participant and Participant’s beneficiaries, executors, administrators and the person(s) to whom the RSUs may be transferred by will or the laws of descent or distribution.

24. Headings; References; Interpretation. Headings are for convenience only and are not deemed to be part of this Agreement. The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All references herein to Sections shall, unless the context requires a different construction, be deemed to be references to the Sections of this Agreement. The word “or” as used herein is not exclusive and is deemed to have the meaning “and/or.” All references to “including” shall be construed as meaning “including without limitation.” Unless the context requires otherwise, all references herein to a law, agreement, instrument or other document shall be deemed to refer to such law, agreement, instrument or other document as amended, supplemented, modified and restated from time to time to the extent permitted by the provisions thereof. All references to “dollars” or “$” in this Agreement refer to United States dollars. Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural and vice versa. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

25. Counterparts. The Grant Notice may be executed in one or more counterparts, including by way of any electronic or digital signature, subject to applicable law, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart of the Grant Notice by portable document format (.pdf) attachment to electronic mail shall be effective as delivery of a manually executed counterpart of the Grant Notice.

26. Section 409A. Notwithstanding anything herein or in the Plan to the contrary, the RSUs granted pursuant to this Agreement are intended to be exempt from or compliant with the applicable requirements of the Nonqualified Deferred Compensation Rules and shall be construed and interpreted in accordance with such intent. Notwithstanding any other provision of this Agreement, the settlement of RSUs under this Agreement may only be made upon an event and in a manner that complies with the Nonqualified Deferred Compensation Rules or an applicable exemption. Any settlement of RSUs under this Agreement that may be excluded from the Nonqualified Deferred Compensation Rules either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded to the maximum extent possible. For purposes of Nonqualified Deferred Compensation Rules, each installment payment provided under this Agreement shall be treated as a separate payment. Any settlement of RSUs to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under the Nonqualified Deferred Compensation Rules. To the extent that the Committee determines that the RSUs may not be exempt from the Nonqualified Deferred Compensation Rules, then, if Participant is deemed to be a “specified employee” within the meaning of the Nonqualified Deferred Compensation Rules, as determined by the Committee, at a time when Participant becomes eligible for settlement of the RSUs upon his or her “separation from service” within the meaning of the Nonqualified Deferred Compensation Rules, then to the extent necessary to prevent any accelerated or additional tax under the Nonqualified Deferred Compensation Rules, such settlement will be delayed until the earlier of: (a) the date that is six months following Participant’s separation from service and (b) Participant’s death. Notwithstanding the foregoing, LandBridge and its Affiliates make no representations that the RSUs provided under this Agreement are exempt from or compliant with the Nonqualified Deferred Compensation Rules and in no event shall LandBridge or any Affiliate be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Participant on account of non-compliance with the Nonqualified Deferred Compensation Rules.

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